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Exhibit 99(a)(1)

CERTIFICATE OF TRUST
OF
CLOUGH GLOBAL EQUITY FUND

        This Certificate of Trust of Clough Global Equity Fund (the "Trust"), dated January 25, 2005, is being duly executed and filed by the undersigned trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801, et seq.).

1.
NAME. The name of the statutory trust formed hereby is Clough Global Equity Fund.

2.
REGISTERED AGENT. The business address of the registered office of the Trust in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of the Trust's registered agent at such address is The Corporation Trust Company.

3.
EFFECTIVE DATE. This Certificate of Trust shall be effective upon the date and time of filing.

4.
SERIES TRUST. Notice is hereby given that pursuant to Section 3804 of the Delaware Statutory Trust Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally. The Trust is a registered investment company under the Investment Company Act of 1940, as amended.

        IN WITNESS WHEREOF, the undersigned has executed this instrument as of this 25th day of January, 2005.

/s/ EDMUND BURKE Edmund Burke, as Trustee and not individually

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CERTIFICATE OF TRUST OF CLOUGH GLOBAL EQUITY FUND